Exhibit 99.1

XOMA Reports Fourth Quarter and Full Year 2017 Financial Results and Provides

Business Update

Transformed business model to a royalty aggregator with extensive asset portfolio and capital;

Added nine new partner-funded programs in 2017 with potential for milestone and royalty payments;

Current cash balance sufficient to fund operations for multiple years

EMERYVILLE, Calif., March 7, 2018 (GLOBE NEWSWIRE) – XOMA Corporation (Nasdaq: XOMA), a pioneer in the discovery, development and licensing of therapeutic antibodies, today announced its fourth quarter and full year 2017 financial results and business highlights.

“In 2017, we completely transformed XOMA’s business model and operations. We are now a lean, well- capitalized royalty aggregator with the potential to generate significant future milestone payments and recurring revenue. We added nine new partner-funded programs during the year, including two additional licenses with Novartis. We dramatically reduced our cost structure, eliminated $32 million of short-term debt, and extended our projected cash runway beyond that of most biotechnology companies,” stated Jim Neal, Chief Executive Officer of XOMA. “In the year ahead, we plan to further expand our portfolio of partner-funded programs. We have become more aggressive in our activities to acquire potential milestone and royalty revenue streams on additional assets. We also have increased our focus on out- licensing our internally developed product candidates, including our IL-2 program. Ultimately, we believe we will create additional near- and long-term value for shareholders in 2018.”

Business Highlights

XOMA made significant progress to position the Company for long-term growth, while strengthening its balance sheet in multiple ways during 2017.

•	Launched a royalty-aggregator strategy that leverages XOMA’s extensive portfolio of partner- funded programs and licensed technologies that has the potential to generate significant future milestone payments and royalty revenue for the Company.

•	Completed a $25 million registered offering of common stock and convertible preferred stock to BVF Partners, L.P. (BVF). Associated with this investment, the Company appointed Matthew Perry, President of BVF, a highly accomplished investor and industry professional, to XOMA’s Board of Directors.

•	Licensed the global development and commercialization rights to gevokizumab, a novel anti-IL-1 beta allosteric monoclonal antibody, to Novartis. XOMA is eligible to receive up to $438 million in development, regulatory and commercial milestones plus tiered high single-digit to mid-teens royalties on net sales of gevokizumab.

•	Granted Novartis a license to its intellectual property covering the use of IL-1 beta targeting antibodies in the treatment of cardiovascular disease. XOMA is eligible to receive low single-digit royalties on canakinumab sales in cardiovascular indications, rising to mid single-digit royalties under certain circumstances.

•	Received $31 million from Novartis in cash payments, including a $5 million equity investment in connection with the gevokizumab and intellectual property licenses.

•	Settled XOMA’s €12 million debt to Servier as part of the gevokizumab transaction with Novartis, as well as extended the maturity date on the Company’s debt to Novartis from September 2020 to September 2022.

•	Licensed the global development and commercialization rights for XOMA 358 to Rezolute, Inc., formerly AntriaBio, Inc., a biopharmaceutical company that specializes in developing therapies for metabolic and orphan diseases. XOMA is entitled to receive up to approximately $232 million in potential milestone payments plus royalties ranging from the high single-digits to mid-teens on net sales of RZ358. XOMA also is entitled to receive low single-digit royalties on net sales of AB101 and two other products developed from Rezolute’s extended release and oral plasma kallikrein inhibitor platforms.

•	Entered into new non-exclusive license agreements with three separate companies, Tizona Therapeutics, Inc., Torch Biosciences, Inc., and LakePharma, for use of XOMA’s proprietary phage display libraries for antibody discovery. Under these agreements, the Company is eligible to receive development and regulatory milestone payments plus single-digit royalties on net sales.

•	Earned a $10 million milestone payment in May 2017 reflecting the clinical advancement of an asset the Company licensed to one of its pharmaceutical partners.

•	Earned a $3 million milestone payment related to the clinical advancement of an anti-botulism product candidate the Company licensed in 2015 to Ology Bioservices, Inc.

•	Repaid the full outstanding balance under the Company’s term loan with Hercules Technology Growth Capital, Inc., which had an outstanding principal balance of $17.5 million as of December 31, 2016.

•	Completed the Company’s previously announced aggressive cost reductions by decreasing headcount to fewer than 20 employees as of December 31, 2017.

•	Strengthened the leadership team with the appointment of Dee Datta, Ph.D., as Chief Business Officer.

Financial Results

XOMA recorded total revenues of $5.4 million for the fourth quarter of 2017, compared to $0.5 million for the fourth quarter of 2016. For the full year of 2017, XOMA recorded revenues of $52.7 million, compared to $5.6 million for the full year of 2016. The increase in revenues for the full year of 2017 was due primarily to upfront payments received relating to the Company’s license agreements with Novartis in August 2017.

Research and development (R&D) expenses were $0.7 million for the fourth quarter of 2017, compared to $8.2 million for the fourth quarter of 2016. R&D expenses for the full year of 2017 were $7.9 million, compared to $44.2 million for the same period in 2016. The decrease in R&D expenses for the full year of 2017 was due primarily to reductions of $12.9 million in salaries and related expenses, $8.5 million in external manufacturing activities, $7.6 million in clinical trial costs, $4.0 million in the allocation of facilities and information technology costs, and $1.0 million in consulting costs. The significant reduction in R&D spending year-over-year is a result of the execution of the Company’s royalty-aggregator business model that leverages its extensive portfolio of partnered programs and licensed technologies.

General and administrative (G&A) expenses were $6.7 million for the fourth quarter of 2017, compared to $5.2 million for the fourth quarter of 2016. G&A expenses were $24.3 million for the full year of 2017, compared to $18.3 million for the full year of 2016. The increase in G&A expenses for the full year of 2017 was due primarily to increases of $4.0 million in the allocation of facilities and information technology costs due to a greater proportion of general and administrative personnel after the Company’s restructuring activities, $2.9 million in third party costs related to the execution of license agreements, including the two Novartis agreements in August 2017, and $2.2 million in stock-based compensation. The increases are partially offset by decreases of $2.8 million in salaries and related costs due to the Company’s restructuring activities in 2016 and 2017 and $1.0 million in legal fees.

Restructuring charges for the full year of 2017 were $3.4 million, compared to $4.6 million for the full year of 2016. These charges related primarily to severance, other termination benefits and outplacement services associated with the Company’s restructuring activities in 2017.

Net loss for the fourth quarter of 2017 was $1.3 million, compared to net loss of $17.5 million for the fourth quarter of 2016. Net income for the full year of 2017 was $14.6 million, compared to net loss of $53.5 million for the full year of 2016. The significant net income for the full year of 2017 was due primarily to the increase in total revenues and decrease in R&D expenses previously discussed.

On December 31, 2017, XOMA had cash and cash equivalents of $43.5 million. The Company ended December 31, 2016, with cash and cash equivalents of $25.7 million. The Company’s current cash and cash equivalents are expected to be sufficient to fund its operations for multiple years.

About XOMA Corporation

XOMA has built a portfolio of over two dozen products that are licensed to and being developed by other biotech and pharmaceutical companies. The Company’s portfolio of partner-funded programs spans multiple stages of the drug development process and across various therapeutic areas. Many of these licenses are the result of XOMA’s pioneering efforts in the discovery and development of antibody therapeutics. The Company’s royalty-aggregator business model includes acquiring additional licenses to partner-funded programs. XOMA’s license portfolio has the potential to generate significant milestone payments and royalty revenue in the future. For more information, visit www.xoma.com.

Forward-Looking Statements

Certain statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding the potential of XOMA’s portfolio of partnered programs and licensed technologies generating substantial milestone and royalty proceeds over time, creating additional value for the stockholders and cash sufficiency forecast. These statements are based on assumptions that may not prove accurate, and actual results could differ materially from those anticipated due to certain risks inherent in the biotechnology industry, including those related to the fact that our product candidates subject to out-license agreements are still being developed, and our licensees’ may require substantial funds to continue development which may not be available; we do not know whether there will be, or will continue to be, a viable market for the products in which we have an ownership or royalty interest; we may not be successful in entering into out-license agreements for our product candidates; if our therapeutic product candidates do not receive regulatory approval, our third-party licensees will not be able to manufacture and market them. Other potential risks to XOMA meeting these expectations are described in more detail in XOMA’s most recent filing on Form 10-K and in other SEC filings. Consider such risks carefully when considering XOMA’s prospects. Any forward-looking statement in this press release represents XOMA’s views only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. XOMA disclaims any obligation to update any forward- looking statement, except as required by applicable law.

XOMA CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Revenues :
License fees	$5,318	$100	$52,311	$3,296
Contract and other	39	424	379	2,268

Total revenues	5,357	524	52,690	5,564

Operating expenses:
Research and development	660	8,248	7,875	44,234
General and administrative	6,711	5,184	24,337	18,322
Restructuring charge (credit)	(4)	4,551	3,447	4,566

Total operating expenses	7,367	17,983	35,659	67,122

Income (loss) from operations	(2,010)	(17,459)	17,031	(61,558)

Other income (expense):
Interest expense	(129)	(955)	(1,238)	(3,946)
Loss on extinguishment of debt	—	—	(650)	—
Other income, net	777	925	1,115	1,510
Revaluation of contingent warrant liabilities	—	9	—	10,464

Income (loss) before income tax	(1,362)	(17,480)	16,258	(53,530)
Provision for income tax benefit (expense)	44	—	(1,662)	—

Net income (loss) and comprehensive income (loss)	$(1,318)	$(17,480)	$14,596	$(53,530)

Net income (loss) and comprehensive income (loss) available to common stockholders, basic	$(1,318)	$(17,480)	$5,714	$(53,530)

Net income (loss) and comprehensive income (loss) available to common stockholders, diluted	$(1,318)	$(17,480)	$5,810	$(53,530)

Basic net income (loss) per share available to common stockholders	$(0.16)	$(2.89)	$0.75	$(8.89)

Diluted net income (loss) per share available to common stockholders	$(0.16)	$(2.89)	$0.73	$(8.89)

Weighted average shares used in computing basic net income (loss) per share available to common stockholders	8,197	6,053	7,619	6,021

Weighted average shares used in computing diluted net income (loss) per share available to common stockholders	8,197	6,053	7,980	6,021

XOMA CORPORATION

CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands, except share and per share amounts)

	December 31, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$43,471	$25,742
Trade and other receivables, net	397	566
Prepaid expenses and other current assets	327	852

Total current assets	44,195	27,160
Property and equipment, net	83	1,036
Other assets	657	481

Total assets	$44,935	$28,677

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$1,679	$5,689
Accrued and other liabilities	2,545	4,215
Accrued restructuring costs	130	3,594
Income taxes payable	1,637	—
Deferred revenue — current	1,413	899
Interest bearing obligations — current	—	17,855
Accrued interest on interest bearing obligations — current	18	254

Total current liabilities	7,422	32,506
Deferred revenue — non-current	17,123	18,000
Interest bearing obligations — non-current	14,572	25,312
Other liabilities — non-current	32	69

Total liabilities	39,149	75,887

Stockholders’ equity (deficit):
Convertible preferred stock, $0.05 par value, 1,000,000 shares authorized, 5,003 and 0 shares issued and outstanding at December 31, 2017 and 2016,	—	—
Common stock, $0.0075 par value, 277,333,332 shares authorized, 8,249,158 and 6,114,145 shares issued and outstanding at December 31, 2017 and 2016, respectively	62	46
Additional paid-in capital	1,184,783	1,146,357
Accumulated deficit	(1,179,059)	(1,193,613)

Total stockholders’ equity (deficit)	5,786	(47,210)

Total liabilities and stockholders’ equity (deficit)	$44,935	$28,677

Investor contact:

Luke Heagle

W2O pure

+1 910-726-1372

lheagle@w2ogroup.com

Media contact:

Julie Normart

W2O pure

+1 415-946-1087

jnormart@w2ogroup.com